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                                                                    EXHIBIT 11.1

                              TRITEAL CORPORATION

         STATEMENT REGARDING CALCULATION OF NET INCOME (LOSS) PER SHARE

                                                             Three Months Ended      Nine Months Ended
                                                                 December 31,            December 31,
                                                             ------------------      -----------------
                                                             1996          1995       1996        1995
                                                             ----          ----       ----        ----
                                                             (Amounts in thousands, except per share data)
Net income (loss).......................................   $   268     $(1,743)      $ (980)    $(4,197)
                                                           =======     =======       ======     =======
Average common shares outstanding.......................     9,184       3,493        6,409       3,493
Adjustments to reflect requirements of the Securities
  and Exchange Commission (Effect of SAB 83)............        --       2,492        1,205       2,492
Effect of assumed conversion of Series A convertible
  preferred shares from date of issuance................        --         727          352         727
Common equivalent shares from outstanding stock
  options and warrants(1)...............................     1,407          --           --          --
                                                           -------     -------       ------     -------
Adjusted shares outstanding.............................    10,591       6,782        7,966       6,712
                                                           =======     =======       ======     =======
Net income (loss) per share(2)..........................   $   .03     $  (.26)      $ (.12)    $  (.63)
                                                           =======     =======       ======     =======


(1) Common equivalent shares from outstanding stock options and warrants are not included in calculations for loss periods because they are antidilutive.

(2) Fully diluted net income per share for the three months ended December 31, 1996 has not been presented because the effect is not material.